Exhibit 99.1

NextDecade Corporation Appoints Sir Frank Chapman to

Board of Directors

HOUSTON – Oct. 21, 2019 -- NextDecade Corporation (NextDecade) (NASDAQ: NEXT) announced today that, effective November 1, 2019, Sir Frank Chapman has been appointed to its Board of Directors (Board) as a non-executive, independent director of NextDecade.

“It is a true honor to welcome Sir Frank to NextDecade’s Board,” said Matt Schatzman, NextDecade’s Chairman and Chief Executive Officer. “His insights and experience, gained from his distinguished career and outstanding record of business achievement in the energy industry, especially in LNG project construction and operations, will be invaluable to the Board and our Company.”

Sir Frank graduated with first class honors in Mechanical Engineering from Queen Mary College, London University. He has spent 40 years in the oil and gas industry, beginning his career with BP plc before moving to Royal Dutch Shell plc, where he worked for 18 years. He then moved to British Gas as Managing Director Exploration and Production in 1996. Sir Frank was appointed Chief Executive of BG Group plc (previously British Gas) in 2000 and was a member of its board of directors for over 16 years. He retired from BG Group plc in June 2013. Sir Frank was also Chairman of Golar LNG Ltd from September 2014 to September 2015 and currently serves on the board of directors of Rolls-Royce Holdings, plc. He was named in the 2011 Queen’s Birthday Honours List and knighted for services to the oil and gas industry.

About NextDecade Corporation

NextDecade is a liquefied natural gas (LNG) development company focused on LNG export projects and associated pipelines in Texas. NextDecade intends to develop the largest LNG export solution linking Permian Basin associated gas to the global LNG market, creating value for producers, customers, and stockholders. Its portfolio of LNG projects includes the 27 mtpa Rio Grande LNG export facility in Brownsville, Texas and the 4.5 Bcf/d Rio Bravo Pipeline that would transport natural gas from the Agua Dulce area to Rio Grande LNG. NextDecade’s common stock is listed on the Nasdaq Stock Market under the symbol “NEXT.” NextDecade is headquartered in Houston, Texas. For more information, visit www.next-decade.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Investors: ir@next-decade.com | + 1 (832) 910 8629

Media: communications@next-decade.com | + 1 (281) 249 5453